                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                          ----------------------------
                           THE SECURITIES ACT OF 1933
                           --------------------------

                             Symphony Telecom Corp.
                                 ---------------
             (Exact name of registrant as specified in its charter)

                 Delaware                                   87-0378892
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     (State or other jurisdiction of                     (I.R.S. Employer
     incorporation  or organization)                    Identification No.)

               41 George St. South Brampton, Ontario L6Y2E1 Canada
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               (Address of Principal Executive Offices)(Zip Code)

                       Employee/Consultant Stock Plan 2001
                            ------------------------
                            (Full title of the plan)

   Gilles Trahan, C.E.O., 41 George St. South Brampton, Ontario L6Y2E1 Canada
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                     (Name and address of agent for service)

                                 (888) 479-6746
                                 ---------------
          (Telephone number, including area code, of agent for service)

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A
DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF
1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR
REINVESTMENT PLAN, CHECK THE FOLLOWING BOX; [X]

                         CALCULATION OF REGISTRATION FEE

                                                         Proposed
                                       Proposed          maximum
Title of securities  Amount to be      maximum offering  aggregate offering   Amount of
to be registered     registered        price per share   price                registration fee
-------------------  ----------------  ----------------  -------------------  ----------------

Common Stock         6,000,000 Shares  $ .05(1)           $300,000            $27.60

(1)  Computed pursuant to Rule 457 solely of the purpose of calculating the registration fee and not as a representation as to any actual proposed price.
The fee is based upon the average of the closing bid and ask price of the common stock reported on the NASD Bulletin Board for February 4, 2002.

          PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          -------------------------------------------------------------

Item 1 - Plan Information
-------------------------

Pursuant to Rule 428(b)(1), the information required by Part I is included in documents sent or given to each consultant of Symphony Telecom International,
Inc., a Delaware corporation (herein "Registrant" or "Company").

Item 2 - Registrant Information and Employee Plan Annual Information
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Plan participants have been advised of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of
Part II of this registration statement, and that these documents are incorporated by reference in the prospectus, and the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 424 (b). The address (to the attention of the
President of the Company) and telephone number to which the request is to be directed is as follows: Gilles Trahan, C.E.O., 41 George St. South Brampton,
Ontario L6Y2E1 Canada Phone: 888-479-6746.

          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
          ------------------------------------------------------------

Item 3 - Incorporation of Documents by Reference
------------------------------------------------

The following documents are incorporated by reference to this Registration
Statement and made a part hereof:

     (a)  the Registrant's latest Annual Report on Form 10-KSB, for the fiscal year ended June 30, 2001 including exhibits, filed under Section 13 or
          15(d) of the Securities Act of 1934, as amended (the "Exchange  Act"), all past Form 10-QSB Reports for the past Quarterly periods, including all amendments to all reports;

     (b)  all other reports, including amendments, filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant Annual Report document referred to in (a) immediately above;

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this
Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration
Statement.

Item 4  Description of Securities
---------------------------------

The class of securities to be offered is registered under Section 12 of the
Exchange Act.

Additional information:

The Company's Articles of Incorporation authorizes the issuance of up to
100,000,000 shares of common stock. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders and have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.
Holders of common stock have no preemptive rights to purchase the Company's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Item 5  Interests of Named Experts and Counsel
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Not  Applicable.

Item 6  Indemnification of Directors and Officers
-------------------------------------------------

The Company's Articles of Incorporation and By-Laws may contain, from time To time, subject to amendment, provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. Such provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors.

The Delaware Corporations Law authorizes the indemnification of officers and directors and certain others under certain circumstances.

The Articles of Incorporation and Bylaws, as may be amended from time to time, provide authority to Management to authorize indemnification of officers and
Directors.

The foregoing is a summary of indemnification provisions and is limited with reference to the actual complete language of the indemnification provisions.

In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits.
See - Exhibits and Exhibit Index below.

Item 9. Undertakings.

     a.   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the
     Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth  in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with  the Commission pursuant to Rule 424 (b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20%
     change in the maximum aggregate offering price set forth in the
     "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 (Sec.239.13 of this chapter) or Form S-8 (Sec.239.16b of this chapter) or Form F-3
     (Sec.239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of
     1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities
     Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d)
     of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. Insofar as indemnification for liabilities arising under the Securities
     Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and
     Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling  person of the registrant in the successful defense of any action, suit or  proceeding) is asserted  by such  director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling  precedent, submit to a court of appropriate jurisdiction  the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Canada on February 5, 2002.

Symphony Telecom Corp.

By:  /s/  Gilles Trahan
   -------------------------------
      Gilles Trahan,
      Chief Executive Officer
     (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the date indicated.

Symphony Telecom Corp.

By:  /s/ Gilles Trahan
   -------------------------------
   Gilles Trahan, Chief Financial Officer, Director
   (Principal Financial Officer and Director)

February 5, 2002

By:  /s/ Syed Ali
   -------------------------------
   Syed Ali, Director
   ( Director)

February 5, 2002

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    EXHIBITS
                                       TO
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             Symphony Telecom Corp.
                                 ---------------
                                  EXHIBIT INDEX
                                  -------------

No.     Description                        Document                   Page
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4      Instruments Defining Rights of
         Securities Holders
4.1                                        Articles of Incorporation    *
4.2                                        Bylaws                       *

5      Opinion re:  Legality               Letter                       E-1

23     Consents of Experts and Counsel
23.1                                       Legal Consent                E-1
23.2                                       Accountants Consent          E-6

10     Additional  Exhibits
10.1                                       Plan                         E-3

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* Incorporated by reference to the Company's SEC Files, No. 333-70042
 .